Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of ConnectOne Bancorp, Inc. (formerly North Jersey Community Bancorp, Inc.) on Pre-effective Amendment No. 1 to Form S-1 of our report dated November 21, 2012 on the consolidated financial statements of ConnectOne Bancorp, Inc. for 2011 and 2010 and to the reference to us under the heading “Experts” in the prospectus.

Crowe Horwath LLP

Livingston, New Jersey

February 1, 2013